                                                Filed pursuant to Rule 424(b)(3)
                                                              Reg. No. 333-96311

Prospectus Supplement No. 1
(To Prospectus dated June 2, 2000)

                                   eTOYS INC.
           6.25 % CONVERTIBLE SUBORDINATED NOTES DUE DECEMBER 1, 2004

     This prospectus supplement supplements and amends the prospectus dated June 2, 2000 relating to the 6.25% Convertible Subordinated Notes Due December 1, 2004 of eToys Inc. and the shares of eToys Inc. common stock, par value $.0001 per share, issuable upon conversion of the convertible notes.

     The table on pages 39 through 40 of the prospectus sets forth information with respect to the selling securityholders and the respective amounts of convertible notes beneficially owned by each selling securityholder that may be offered pursuant to the prospectus (as supplemented and amended). This prospectus supplement amends that table by replacing the principal amounts for Credit Research & Trading LLC and Goldman Sachs and Company with the corresponding items set forth below:

                                  PRINCIPAL AMOUNT
                                      OF NOTES
                                    BENEFICIALLY                          COMMON STOCK OWNED
                                      OWNED AND       PERCENT OF TOTAL    PRIOR TO THE NOTE     COMMON STOCK TO BE
             NAME                  OFFERED HEREBY    OUTSTANDING NOTES         OFFERING        REGISTERED HEREBY(1)
             ----                 ----------------   -----------------    ------------------   --------------------
Credit Research & Trading LLC        $6,645,000            22.6%                 None                 89,922

Goldman Sachs and Company               750,000              *                   None                 10,149


---------------
*     less than one percent.

(1) The shares of common stock to be registered are calculated on an "as converted" basis using the conversion rate described on the front cover page of this prospectus."

     The prospectus, together with this prospectus supplement, constitutes the prospectus required to be delivered by Section 5(b) of the Securities Act of 1933, as amended, with respect to offers and sales of the convertible notes and the common stock issuable upon conversion of the convertible notes. All references in the prospectus to "this prospectus" are amended to read "this prospectus (as supplemented and amended)."

     PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER MATTERS DISCUSSED UNDER THE CAPTION "RISK FACTORS" BEGINNING ON PAGE 3 OF THE PROSPECTUS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS OR ANY ACCOMPANYING PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         The date of this prospectus supplement No. 1 is June 26, 2000.